Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK DELIVERS STRONG FIRST QUARTER RESULTS AND REAFFIRMS 2010

PROFIT OUTLOOK

SPARKS, MD, MARCH 25 — McCormick & Company, Incorporated (NYSE:MKC):

•	Strong 16% increase in earnings per share

•	Sales rose 6% from favorable currency exchange rates and the Company’s investments in brand marketing and product innovation.

•	CCI-led cost savings are on-track to reach $35 to $40 million in 2010.

•	The Company reaffirms its 2010 earnings per share guidance.

McCormick & Company, Incorporated today reported a strong increase in profit for the first quarter of its 2010 fiscal year. The Company reaffirms its earnings per share guidance for 2010 of $2.49 to $2.54.

Alan D. Wilson, Chairman, President and CEO, commented, “Today we find more consumers eating at home and looking for great taste, convenience, value and wellness. Our goal for 2010 is to capture their interest with a significant increase in marketing support and a line-up of exciting new products. In the first quarter we increased brand marketing by 28% and introduced several new products. We are pleased to see sales in local currency for our consumer business up 4% in response to these initiatives. While our industrial business continues to be impacted by weakness in away-from-home eating, our team continues to achieve greater efficiency and shape the portfolio to a more profitable mix of business. As a result, we increased operating income for this business more than 30% compared to the year-ago period. Across both businesses, our first quarter performance has us off to a great start in 2010.”

In the first quarter of 2010, sales grew 6%, and in local currency rose 2%. For the consumer business, the Company increased brand marketing support by $8 million with advertising behind seasonal holiday products, health and wellness attributes of spices and herbs, new products and authentic ethnic flavors. This higher marketing support, along with the impact of new products, drove a solid increase in consumer business sales. Sales for the industrial business rose as a result of favorable currency exchange rates but were also impacted by restaurant industry weakness in several markets.

The Company achieved an increase in both operating income and operating income margin in the first quarter with higher sales, a favorable sales mix and CCI-led cost savings. Comprehensive Continuous Improvement (CCI) is an ongoing initiative to improve productivity and reduce costs throughout the Company’s global operations. Gross profit margin rose to 40.6% from 39.6% in the year-ago period. Included in cost of goods sold was $5 million of costs for a product recall related to an ingredient supplied by Basic Food Flavors, which affected a number of companies in the food industry. Income from unconsolidated operations also rose this quarter as a result of sales growth, a more favorable cost for soybean oil and favorable currency exchange rates when compared to the first quarter of 2009 from the Company’s joint venture in Mexico.

Earnings per share rose 16% to $0.51 from $0.44 in the first quarter of 2009. This $0.07 per share increase was primarily driven by higher operating income and the increase in income from unconsolidated operations. Cash flow from operations in the first quarter of 2010 and the first quarter of 2009 was similar. In the first quarter of 2010, higher net income and improved working capital more than offset a $25 million increase in U.S. pension plan contributions when compared to the year-ago period.

The Company reaffirms its goal to increase 2010 earnings per share to a range of $2.49 to $2.54 and to grow sales 2 to 4% in local currency with an additional 2% sales increase from favorable foreign currency exchange rates. Additional guidance for 2010 includes a 0.5 percentage point increase in gross profit margin, a $20 million increase in marketing support and strong cash flow from operations.

The Company currently expects earnings per share in the second quarter of 2010 to range from $0.42 to $0.45 per share. Compared to the year-ago quarter, marketing spending will be increased significantly and will include support for several new product launches. In addition, the Company expects further increases in gross profit margin and income from unconsolidated operations, but at a more moderate level than that reported in the first quarter of 2010.

Business Segment Results

Consumer Business
(in millions)	Three Months Ended
	2/28/10	2/28/09
Net sales	$453.6	$420.6
Operating income	79.7	74.0

Consumer business sales rose 8% when compared to the first quarter of 2009. In local currency the Company grew sales 4% as a result of higher volume and product mix.

•

Consumer sales in the Americas rose 5% and in local currency grew 3%. Incremental marketing support led to higher volume and product mix in this region with particular strength in herbs and spices, extracts, convenient dry seasoning mixes and Zatarain’s brand items. In the first quarter, the Company gained strong retail distribution of its Recipe Inspirations, a recent product innovation.

•

Consumer sales in EMEA rose 13% and in local currency grew 3% with favorable pricing and an increase in volume and product mix driven in part by increased brand marketing. Sales growth was achieved across a broad array of product categories in the U.K., as well as in France, led by increased sales of Vahiné brand homemade dessert products.

•	First quarter sales in the Asia/Pacific region rose 20% and in local currency grew 6% driven by a double-digit increase in volume and product mix in China.

For the first quarter, higher sales, a favorable business mix and improved productivity led to an 8% increase in consumer business operating income. This increase included an $8 million increase in marketing spending compared to the year-ago period.

Industrial Business
(in millions)	Three Months Ended
	2/28/10	2/28/09
Net sales	$310.9	$297.9
Operating income	21.1	15.8

Industrial business sales rose 4% when compared to the first quarter of 2009. In local currency sales declined 1%.

•

Industrial sales in the Americas rose 1% and in local currency declined 1%. In response to lower commodity costs, the Company passed through reduced pricing for certain products during this period. While sales rose with the introduction of new flavors in the U.S. and Mexico, sales were also impacted by weakness in the restaurant industry during the first quarter of 2010.

•

In EMEA, industrial sales rose 15%, and in local currency increased 1%. Sales to quick service restaurants in this region were strong in the first quarter. However, sales of branded products to food service customers in the U.K. continued to be affected by the bankruptcy of a major distributor that occurred in the second quarter of 2009.

•

In the Asia/Pacific region, sales rose 11% and in local currency grew 1%. The benefit of improving quick service restaurant traffic in China was largely offset by a reduction in bulk ingredient sales during this period.

The favorable business mix and productivity improvements achieved in 2009, continued into the first quarter of 2010 with industrial business operating income up 34% compared to the year-ago period.

Live Webcast

As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.

Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, and global economic conditions generally which would include the availability of financing, interest and inflation rates as well as foreign currency fluctuations and other risks described in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those projected in the forward-looking statements.

The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is a global leader in the manufacture, marketing and distribution of spices, seasonings, specialty foods and flavors to the entire food industry – retail outlets, food manufacturers and food service businesses.

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For information contact:

Corporate Communications:

John McCormick (410) 771-7110 or john_mccormick@mccormick.com

Investor Relations: Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com

3/2010

(Financial tables follow)

First Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)

(In millions except per-share data)

	Three Months Ended
	February 28, 2010	February 28, 2009
Net sales	$764.5	$718.5
Cost of goods sold	454.3	434.3

Gross profit	310.2	284.2
Gross profit margin	40.6%	39.6%
Selling, general and administrative expense	209.4	193.9
Restructuring charges	—	0.5

Operating income	100.8	89.8
Interest expense	12.3	14.4
Other income, net	0.6	0.5

Income from consolidated operations before income taxes	89.1	75.9
Income taxes	27.5	21.4

Net income from consolidated operations	61.6	54.5
Income from unconsolidated operations	6.3	3.2

Net income	$67.9	$57.7

Earnings per common share - basic	$0.51	$0.44

Earnings per common share - diluted	$0.51	$0.44

Average shares outstanding - basic	132.3	130.3
Average shares outstanding - diluted	134.0	131.9

First Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)

(In millions)

	For the periods ending
	February 28, 2010	February 28, 2009

Assets
Current assets
Cash and cash equivalents	$21.9	$23.4
Trade accounts receivable, net	325.3	342.0
Inventories	434.8	447.8
Prepaid expenses and other current assets	119.8	107.8

Total current assets	901.8	921.0
Property, plant and equipment, net	469.7	451.7
Goodwill, net	1,424.1	1,227.7
Intangible assets, net	234.5	369.4
Investments and other assets	215.3	191.2

Total assets	$3,245.4	$3,161.0

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$144.4	$395.8
Trade accounts payable	237.2	253.1
Other accrued liabilities	333.9	283.4

Total current liabilities	715.5	932.3
Long-term debt	872.3	884.4
Other long-term liabilities	326.0	242.7

Total liabilities	1,913.8	2,059.4
Shareholders’ equity
Common stock	656.0	588.7
Retained earnings	653.4	481.6
Accumulated other comprehensive income	13.0	24.1
Noncontrolling Interest	9.2	7.2

Total shareholders’ equity	1,331.6	1,101.6

Total liabilities and shareholders’ equity	$3,245.4	$3,161.0

First Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)

(In millions)

	Three Months Ended
	February 28, 2010	February 28, 2009
Cash flows from operating activities
Net income	$67.9	$57.7
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	23.1	20.0
Stock based compensation	2.0	2.7
Income from unconsolidated operations	(6.3)	(3.2)
Changes in operating assets and liabilities	(92.6)	(91.3)
Dividends from unconsolidated affiliates	0.8	0.8

Net cash flow used in operating activities	(5.1)	(13.3)

Cash flows from investing activities
Capital expenditures	(9.0)	(15.4)
Proceeds from sale of property, plant and equipment	0.2	—

Net cash flow used in investing activities	(8.8)	(15.4)

Cash flows from financing activities
Short-term borrowings, net	28.9	41.6
Long-term debt repayments	(0.1)	(0.1)
Proceeds from exercised stock options	14.0	4.2
Dividends paid	(34.4)	(31.2)

Net cash flow provided by financing activities	8.4	14.5

Effect of exchange rate changes on cash and cash equivalents	(12.1)	(1.3)

Decrease in cash and cash equivalents	(17.6)	(15.5)
Cash and cash equivalents at beginning of period	39.5	38.9

Cash and cash equivalents at end of period	$21.9	$23.4